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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                   OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                   Name:
                  AUTOMATIC COMMON EXCHANGE SECURITY TRUST

   Address of Principal Business Office (No. & Street, State, Zip Code):

                          c/o Goldman, Sachs & Co.
                              85 Broad Street
                         New York, New York  10004

                  Telephone Number (including area code):
                               (212) 902-1000

             Name and address of agent for service of process:

                            Kenneth L. Josselyn
                              85 Broad Street
                         New York, New York  10004

CHECK APPROPRIATE BOX:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]


                                 SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 19th day of January, 1996.


                                    AUTOMATIC COMMON EXCHANGE
                                    SECURITY TRUST

                                    By: /s/ John P. McNulty
                                        John P. McNulty
Attest:                                 Trustee

/s/ Paul S. Efron

Paul S. Efron
Sponsor